United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
November 8, 2013

Fidelity National Information Services, Inc.
(Exact name of Registrant as Specified in its Charter)

1-16427
(Commission File Number)

Georgia	37-1490331
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)
601 Riverside Avenue
Jacksonville, Florida 32204
(Addresses of Principal Executive Offices)

(904) 438-6000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Woody Woodall, chief financial officer of FIS, has adopted a stock trading plan to sell a portion of his common shares of the company in an orderly manner. The transactions may take place from time-to-time in 2014, subject to certain 10b5-1 plan criteria, including certain minimum price levels. Under the plan, up to 27,000 stock options held by Mr. Woodall that are scheduled to expire in 2015 may be exercised and the underlying shares of FIS stock immediately sold.

The trading plan is designed to facilitate the orderly exercise of employee stock options as part of personal financial planning, including the avoidance of option expirations or lapses, with the goal of minimizing market impact and avoiding any concerns about the timing of the transactions. The plan is in accordance with the guidelines specified by Rule 10b5-1 under the Securities Exchange Act of 1934.

Rule 10b5-1 permits corporate officers, directors and others to adopt written, pre-arranged stock trading plans when they are not in possession of material, non-public information. Using these plans, insiders may gradually diversify their investment portfolios and spread stock trades over a period of time regardless of any material, non-public information they may receive after adopting their plans. In accordance with 10b5-1 rules, Mr. Woodall will have no discretion over sales under the plan.

All transactions under the plan will be disclosed through Form 144 and Form 4 filings with the Securities and Exchange Commission as required by applicable securities laws. After the completion of all transactions contemplated by this plan, Mr. Woodall is and will continue to be in compliance with FIS' formal stock ownership guidelines for executive officers.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Fidelity National Information Services, Inc.
Date November 8, 2013	By:	/s/ Michael P. Oates
		Name:	Michael P. Oates
		Title:	Corporate Executive Vice President,
General Counsel and Corporate Secretary